EXHIBIT 99.1
 NOTICE OF BLACKOUT PERIOD
TO DIRECTORS AND EXECUTIVE OFFICERS
OF AVX CORPORATION

Special Trading Restrictions Related to
the AVX Retirement Plan Blackout Period Beginning August 25, 2005

July 20, 2005

This notice is to inform you of significant restrictions on your ability to trade in AVX Corporation (“Company”) common stock during an upcoming “Blackout Period” that will apply to the Company’s retirement plans.

The AVX retirement plans will be subject to a Blackout Period, beginning on August 25, 2005 and which is expected to end on September 25, 2005, that will temporarily prevent plan participants in the retirement plans and others from engaging in transactions in AVX Corporation common stock in their individual accounts. During the Blackout Period, participants in the retirement plans will be unable to direct or diversify investments in their individual accounts, change elections regarding future contributions, change contributions rates or obtain a loan, distribution or withdrawal from the retirement plans. A transition packet with a schedule of important dates has been mailed out to all participants. The Blackout Period is necessary to make a transition of administrative services for the AVX retirement plans from HSBC to New York Life Investment Management (NYLIM).

Special Trading Restrictions

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, all directors and executive officers are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity or derivative securities of AVX during the Blackout Period (the “Special Trading Restrictions”). Although the Special Trading Restrictions are subject to certain exceptions, given the complexity of the rules, you should not engage in any transactions involving AVX common stock or exercise any options during the Blackout Period. It is important to note that, although the Blackout Period arises in connection with the AVX retirement plans, the Special Trading Restrictions bar directors or executive officers from trading any shares of AVX common stock whether or not they were acquired through the retirement plans.

Questions?
If you have any questions concerning the Blackout Period, including whether the Blackout Period has ended, you should contact Kurt Cummings, the Chief Financial Officer, AVX Corporation, P.O. Box 867, Myrtle Beach, SC 29578, telephone (843) 946-0691. You will receive notice if the Blackout Period changes for any reason.